Exhibit 99.1

Olympus to Acquire WII Components, Inc. from Behrman Capital

STAMFORD, Conn.—December [__], 2006—Olympus Partners today announced that it has entered into an agreement to acquire WII Components, Inc., a majority of which is owned by Behrman Capital III L.P., for an enterprise value of $295.5 million.  WII Holding, Inc., an affiliate of Olympus Partners, will acquire WII Components, Inc. in a merger transaction.  Behrman Capital III L.P. has owned a majority of WII Components, Inc. since April 2003.

WII Components, Inc., headquartered in St. Cloud, Minn., is a leading outsourced manufacturer of hardwood and engineered wood doors and components to the North American kitchen and bath cabinet market.

Founded in 1989 and based in Stamford, Conn., Olympus Partners is a leading private equity firm managing $1.7 billion of capital on behalf of corporate pension funds, endowment funds, and state-sponsored retirement programs.  Olympus invests in growth-oriented buyouts and recapitalizations in health care, business services, financial services and consumer products and services markets.

Based in New York City and San Francisco, Behrman Capital was founded in 1992 by Grant G. and Darryl G. Behrman. The firm invests in management buyouts, leveraged buildups and recapitalizations of established growth businesses. The company’s investments are primarily focused in five industries: health care, defense, specialty manufacturing, outsourcing and information technology.  The firm currently has a combined capital base of $1.8 billion.